Exhibit 99.1

Kodak Emerges as Technology Company Focused on Imaging for Business

CEO Perez: “Kodak: What’s Next Starts Now.”

ROCHESTER, N.Y., Sept. 3 – “Kodak: What’s Next Starts Now.”

Today, Antonio M. Perez, Kodak Chairman and Chief Executive Officer, announced the company’s emergence from Chapter 11 as a reorganized company, following completion of the final steps in the restructuring process.

“We have emerged as a technology company serving imaging for business markets – including packaging, functional printing, graphic communications and professional services,” said Perez. “We have been revitalized by our transformation and restructured to become a formidable competitor – leaner, with a strong capital structure, a healthy balance sheet, and the industry’s best technology.”

Kodak completed the final steps in its Chapter 11 restructuring, including the spin-off of its Personalized Imaging and Document Imaging businesses to Kodak Pension Plan, a longstanding pension plan of Kodak’s U.K. subsidiary. The company also successfully closed on its agreement for $695 million in term exit financing, paid off its DIP lenders and second lien noteholders in full and completed its rights offerings, receiving approximately $406 million of new equity investments from participating unsecured creditors.

“We are setting a trajectory for profitable growth,” Perez said. “We have the right technology at the right time as printing markets increasingly transition to digital. Our broad portfolio of offset, hybrid and digital solutions enables customers to make the transition at their chosen pace using our breakthrough technology solutions.

Kodak Emerges as Technology Company Focused on Imaging for Business / Page 2

“We thank our employees for their extraordinary skills and commitment. We thank our suppliers for their dedication. We thank our customers and partners for their loyalty and for inspiring us to create disruptive technologies and breakthrough solutions.”

The company has filed notice of the effectiveness of its Plan of Reorganization with the U.S. Bankruptcy Court for the Southern District of New York. Upon the effectiveness of the Plan, all previously issued and outstanding shares of Kodak common stock were cancelled, as were all other previously issued and outstanding equity interests. Kodak issued shares of a new class of common stock to participants in the rights offerings and will issue additional shares of this new class of common stock to unsecured creditors as provided in the Plan of Reorganization. Kodak expects to make initial distributions on account of general unsecured claims by the end of September.

Kodak will file a report on Form 8-K with the Securities and Exchange Commission including more details.

#

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This document includes “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, liquidity, financing needs, business trends, and other information that is not historical information. When used in this document, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “predicts, “ “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon the Company’s expectations and various assumptions. Future events or results may differ from those anticipated or expressed in these forward-looking statements. Important factors that could cause actual events or results to differ materially from these forward-looking statements include, among others, the risks and uncertainties described in more detail in the report on Form 10-K for the year ended December 31, 2012 under the headings under the headings “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources” and those described in filings made by the Company with the U.S. Bankruptcy Court for the Southern District of New York and in other filings the Company makes with the SEC from time to time, as well as the following: the Company’s ability to successfully emerge from Chapter 11 as a profitable sustainable company; the Company’s ability to improve its operating structure, financial results and profitability; the ability of the Company to achieve cash forecasts, financial projections, and projected growth; our ability to raise sufficient proceeds from the sale of businesses and non-core assets; the ability of the Company to discontinue certain businesses or operations; the ability of the Company to continue as a going concern; our ability to obtain additional financing; the potential adverse effects of the Chapter 11

Kodak Emerges as Technology Company Focused on Imaging for Business / Page 3

proceedings on the Company’s liquidity, results of operations, brand or business prospects; the Company’s ability to generate or raise cash and maintain a cash balance sufficient to comply with the minimum liquidity and other covenants in its credit agreements and to fund continued investments, capital needs, restructuring payments and service its debt; the resolution of claims against the Company; our ability to retain key executives, managers and employees; our ability to maintain product reliability and quality and growth in relevant markets; our ability to effectively anticipate technology trends and develop and market new products, solutions and technologies; and the impact of the global economic environment on the Company. There may be other factors that may cause the Company’s actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. The Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

About Kodak

Kodak has transformed into a technology company focused on imaging for business. Kodak serves customers with disruptive technologies and breakthrough solutions for the product goods packaging, graphic communications and functional printing industries. The company also offers leading products and services in Entertainment Imaging and Commercial Films. For additional information on Kodak, visit kodak.com.

For inquiries related to Personalized Imaging and Document Imaging businesses that have been spun off to Kodak Pension Plan (KPP), contact Andrew Sharkey at asharkey@smithfieldgroup.com.

2013